Exhibit 10.31

EMPLOYMENT AGREEMENT

THE EMPLOYMENT AGREEMENT (“Agreement”) is entered into on August 2, 2010 (“Effective Date”), by and between:

CASPIAN SERVICES, INC., a Nevada corporation (the “Employer”), and

Mr. ALEXEY KOTOV, an individual residing in Salt Lake City, Utah (“Executive”).

PREAMBLE

The Employer and the Executive desire the Executive's employment with the Employer, and the Executive wishes to accept such employment, upon the terms and conditions set forth in this Agreement.

Subject to the approval of this Agreement by the Employer’s Board of Directors, the parties agree as follows:

AGREEMENT

1.
Employment.

 (a)
Employment. The Company hereby employs Executive as President to serve as the Employer’s Chief Executive Officer (CEO), and Executive hereby accepts such employment and agrees to perform all duties and accept all responsibilities incident to the position of the President as required by the Company Articles, Charter and Bylaws and from time to time may be assigned to him by the Board of Directors (the “Board”).  Executive shall devote his full time, best efforts, knowledge, and experience in discharging the duties under the Agreement as maybe related to the Company and all of its subsidiaries, joint ventures, and partnerships without limitation.

(b)
Duties. The Executive will devote his entire business time, attention, skill, and energy exclusively to the business of the Employer, including business of all of Employer’s subsidiaries and affiliates (the “Employer’s business”), will use his best good faith efforts to promote the success of the Employer's business, and will cooperate fully with the Board of Directors in the advancement of the best interests of the Employer.

Executive agrees to perform certain incidental administrative, clerical and managerial duties related to management of the Salt Lake City and Almaty administrative offices of the Employer.
Executive may be required to serve on the board of directors, supervisory board, audit committee or similar governing or supervisory bodies of the Employer, its subsidiaries, and its affiliates. Executive agrees to accept such appointments, however if the employment is terminated for any reason Executive agrees to promptly resign from all positions he may hold with the Employer or any of its subsidiaries and affiliates. If the Executive is elected or appointed to serve as a director of the Employer or as a director or officer of any of its subsidiaries or affiliates, the Executive will fulfill his duties as such director or officer without additional compensation.

(c)
Location. The employment shall be based in the Salt Lake City, Utah, USA (Employment location) however, Executive will be required to travel extensively to other Employer’s business location in the Republic of Kazakhstan and the USA. All reasonable business travel costs, including transportation, feeding and accommodation at other Employer locations will be reimbursed by the Employer in accordance with the Employer’s standard procedures.

2.
Compensation.

 (a)
Base salary.  The Executive will be paid an annual salary of $ 220,000.00 (two hundred and twenty thousand US dollars) payable in twelve equal periodic installments according to the Employer's customary payroll practices at the Employment location, but not less frequently than monthly (Monthly base salary). At the Effective Date the Executive will be issued restricted stock representing 0.85% of the Employer’s total shares issued and outstanding on the annual basis for the duration of the Term, vesting over period of 3 year commencing from the Effective date, however all stock shall become fully vested upon an event of Change of Control. The Executive will not be entitled to merit increment of the Base salary till year 2012, thereafter Executive’s salary will be reviewed by the Employer’s Board of Directors not less frequently than annually, and may be adjusted upward or downward in the sole discretion of the Board of Directors, at the election of the Employer’s Board of Directors the Executive’s Base salary maybe paid in the Republic of Kazakhstan but in no event will the Monthly base salary be less than $ 13,500.00 (thirteen thousand five hundred dollars) per month, received by the Executive net of all employee taxes and mandatory pension fund contribution withheld by the Employer in accordance with the statutory requirements in the Republic of Kazakhstan.

(b)
Benefits.  The Executive will, during the Term of the Agreement, be permitted to participate in such pension, profit sharing, bonus, incentive, life insurance, hospitalization, medical, and other employee benefit plans of the Employer that may be in effect at the Employment location from time to time, to the extent the Executive is eligible under the terms of those plans (collectively, the "Benefits").

(c)
Incentive Compensation and Bonus. Executive shall be eligible on the Board of Directors’ sole discretion for performance bonuses in accordance with terms specified by the Board of Directors.

(d)
Expenses.  The Employer will reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under the Agreement which are consistent with the Employer’s policies in effect at the Employment location from time to time with respect to travel, entertainment and other business expenses and to the Employer’s requirements with respect to reporting and documentation of such expenses.

(e)
Vacation.  The Executive will be entitled to twenty-four (24) business days of vacation annually in accordance with the vacation policies of the Employer in effect at the Employment location for its executive officers from time to time. Vacation must be taken by the Executive at such time or times as approved by the Employer’s Chairman of Board. The Executive will also be entitled to the paid holidays and other paid leave set forth in the Employer's policies in effect at the Employment location. The Executive may be granted up to five days of personal leave, but only upon prior approval of Chairman.

(f)
Severance benefits. In case Executive employment with the Employer is terminated or its Term is not renewed by the Employer for any reason other  than for cause in accordance with Section 4 (b) and 4 (c) or due to Resignation in accordance with Section 4 (d), for the greater of (i) ten consecutive months period, or (ii) the period until the end of the Term, the Employer must pay Executive’s base salary and continue Executive’s benefits and stock vesting in accordance with this Agreement, provided however, that any statutory termination, loss of employment or other social benefits the Executive may otherwise be entitled for in accordance with the statutory regulation in the Employment location shall be reduced for the amount of severance paid or provided in accordance with this Agreement.

3.
Term.

(a)
Term of Employment. Subject to the provisions of Section 4 of this Agreement, the term of the Executive's employment under this Agreement is three (3) years, beginning on the Effective Date and ending on the third anniversary of the Effective Date (“Term”). If at the third anniversary of the Effective date the Executive continues to perform his duties and do not receive a notice of termination from the Employer’s Board of Directors the Term will automatically continue for a consecutive one-year period after the initial Term unless terminated by either party before the beginning of a new Term.

4.                 Termination.

(a)
Termination by the Employer. Notwithstanding the provisions of Section 3 of the Agreement, at the Employer’s option, it may terminate the Executive’s employment on or before the end of the Term and request that Executive immediately cease performing his duties, however, Employer must pay Executive’s Base salary though the date of termination, and severance benefits in accordance with Section 2 (f) of the Agreement, and incentive compensation and bonus, if any, for the Employer’s fiscal year during which such termination occurs, prorated to the month during which termination occurs unless termination is for cause as defined in accordance with this Agreement.

(b)
Termination for Cause. Employer may terminate the Agreement at any time for Cause (as defined below) immediately and automatically upon giving Executive written notice of such termination. If the Agreement is terminated for Cause all rights of Executive under the Agreement (including, without limitation, rights to any compensation, severance or other benefits under Section 2 of the Agreement) shall cease as of the effective date of such termination. If the Employer terminates this Agreement for cause, the Executive will be entitled to receive his Salary only through the date such termination is effective, but will not be entitled to any severance benefits, incentive compensation, other benefits or bonus for the Fiscal Year during which such termination occurs or any subsequent Fiscal Year.

(c)
 Definition of Cause. As used in the Agreement, “Cause” shall mean any of the following events:
(i)
the Executive's breach of this Agreement or failure to perform any duties assigned to the Executive in a complete and skillful manner and in accordance with all applicable legal and professional standards; or
(ii)
the Executive's failure to adhere to any written Employer policy if the Executive has been given a reasonable opportunity to comply with such policy or cure his failure to comply (which reasonable opportunity must be granted during the ten-day period preceding termination of this Agreement); or
(iii)
the Executive’s appropriation (or attempted appropriation) of a material business opportunity of the Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer; or
(iv)
the Executive's contravention of specific written lawful directions related to a material duty or responsibility which is directed to be undertaken from the Employer’s Board of Directors  which is not cured during the ten-day period preceding termination of this Agreement; or

(v)
 the Executive’s conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a crime with respect to which imprisonment is a possible punishment.

 (d)
Resignation. The Agreement shall terminate automatically upon Executive’s voluntary termination of employment, other than in accordance with Section 4 (g) (For Good Reasons) of the Agreement, his decision to retire or otherwise not to renew the Term at the Executive’s election, and all Executive’s rights under the Agreement (including, without limitation, rights to any compensation, severance or other benefits under Section 2 of the Agreement) shall cease as of the date of such voluntary termination, retirement or decision not to renew the Term at the Executive’s election.  If the Executive resigns (except For Good Reasons), he will only be entitled to receive his Base salary through the date of such termination, and incentive compensation and bonus, if any, for the Employer’s fiscal year during which such termination occurs, prorated to the month during which termination occurs.

(e)
Termination due to Disability. The Agreement shall terminate automatically upon Executive’s Disability and all of his rights under the Agreement (including, without limitation, rights to any compensation, severance or other benefits under Section 2 of the Agreement) shall cease as of the date of such termination; provided, however, that, if he becomes Disabled after he delivers a Notice of Termination (as defined in Section 4(g) of the Agreement), Executive shall nevertheless be absolutely entitled to receive all of the compensation and benefits provided to the Executive upon termination for Good Reasons in accordance with Section 4 (g). The Employer shall provide to Executive not less than thirty (30) days prior written notice of its intent to terminate his employment for Disability. If this Agreement is terminated by either party as a result of the Executive's disability, as determined under Section 4 (f), the Employer will pay the Executive his Base salary through the remainder of the calendar month during which such termination is effective and for the lesser of (i) six (6) consecutive months thereafter, or (ii) the period until disability insurance benefits commence, if any, under disability insurance coverage furnished by the Employer or the Executive.

(f)
Definition of Disability. For purposes of the Agreement, “Disability” shall mean a mental or physical disability, illness or incapacity of Executive which renders Executive unable to perform a substantial portion of his duties as an employee of the Employer for a period of ninety consecutive days  or an aggregate period of one hundred and eighty days in any eighteen (18)  month period or that renders Executive unable to earn a livelihood as an employee of a business comparable to the Employer’s business, unless further time is required under applicable employee protection legislation at the Employment location.

(g)
Termination by Executive for Good reasons. The Agreement shall terminate following a thirty-day Executive’s notice of intention to terminate for Good reasons, delivered to the Employer’s Board of Directors, if the reasons of such termination are not cured by the Employer. If the Agreement is terminated by the Executive for Good reasons, Employer must pay Executive’s Base salary though the date of termination, and severance benefits in accordance with Section 2 (g) of the Agreement, and incentive compensation and bonus, if any, for the Employer’s fiscal year during which such termination occurs, prorated to the month during which termination occurs unless termination is for cause as defined in accordance with this Agreement. Executive’s right to terminate employment for Good reason shall be subject to the following conditions: (i) any amounts payable upon a Good reason termination shall be paid only if Executive actually terminates employment within one year following the initial existence of the Good reason event, and (ii) Executive must provide written notice to the Employer of the Good reason event within ninety (90) days of the initial existence of the event and the Employer must be given at least thirty (30) days to remedy such situation.

(h)
Definition of Good reasons. Executive shall be considered to have terminated employment for “Good reasons” if such termination occurs, in either case without the Executive's consent, as a result of:
(i) a reduction in Executive’s annual base salary except for a across-the-board salary reductions similarly affecting all salaried employees of the Employer or a across-the-board salary reductions similarly affecting all senior executive officers of the Employer; or
(ii) the Employer's material breach of this Agreement; or
(iii) the assignment of the Executive without his consent to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than his position, responsibilities, or duties at the Effective Date; or
(iv) the requirement by the Employer that the Executive be based anywhere other than the Employer's Employment location, or
(v) the substantial increase in Executive’s travel requirements than those established under this Agreement at the Effective date, or
(vi) the event of the Change of Control.

(i)
Termination upon death. The Agreement shall terminate automatically upon Executive’s death, and all of his rights under the Agreement (including, without limitation, rights to any compensation, severance or other benefits under Section 2 of the Agreement) shall cease as of the date of such termination. If this Agreement is terminated because of the Executive's death, the Executive or his estate will be entitled to receive his Base salary through the end of the calendar month in which his death occurs, and that part of the Executive's incentive compensation and bonus, if any, for the Fiscal Year during which Executive’s death occurs, prorated through the end of the calendar month during which the Executive’s death occurs, and Executive’s severance in accordance with Section 2 (g) of this Agreement.

(j)
Termination due to Change of Control. If the Executive’s employment is terminated for any reason or Executive in his discretion elects to resign and give Employer a written notice of his intention to terminate employment due to Change of Control during 90 days period preceding actual or anticipated event of Change of Control or during 360 days following event of Change of Control, the Executive shall become entitled for the total of: i) Executive’s one time annual Base salary, and ii) total Base salary due to the Executive for a period until the end of the Term, payable to the Executive at the termination date in lump sum.

(k)
Definition of Change of Control. A Change of Control shall means one or more of the following: the consummation of any reorganization, merger, share exchange, consolidation, or sale or disposition of assets of the Employer or any its major subsidiaries with another person, or any acquisition of the Employer or any of its major subsidiaries by any person or group of persons, acting in concert, equal to fifty percent (50%) or more of the outstanding stock of the Employer or any of its major subsidiaries, or the sale of forty percent (40%) or more of the assets of the Employer or any of its major subsidiaries, or one (1) person or more than one person acting as a group, acquires fifty percent (50%) or more of the total voting power of the stock of the Employer, or Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board; and for this purpose, any individual who becomes a member of the Board after the date of this Agreement whose election, or nomination for election by holders of the Company's Voting Securities, was approved by the vote of at least a majority of the individuals then constituting the Incumbent Board shall be considered a member of the Incumbent Board, or the Company's shareholders approve a complete liquidation or dissolution of the Company, or a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of the assets of the Company unless, the Persons who or which Beneficially Own the Voting Securities of the Company immediately before that transaction Beneficially Own, directly or indirectly, immediately after the transaction, at least 75% of the Voting Securities of the Company or any other corporation or other entity resulting from or surviving the transaction (including a corporation or other entity which, as the result of the transaction, owns all or substantially all of Voting Securities of the Company or all or substantially all of the Company's assets, either directly or indirectly through one or more subsidiaries) in substantially the same proportion as their respective ownership of the Voting Securities of the Company immediately before that transaction

5.
Requirement of Release.

Notwithstanding anything in the Agreement to the contrary, Executive’s entitlement to any payments under the Agreement other than his accrued but unpaid base compensation and any accrued but unpaid or otherwise vested benefits under any benefit or incentive plan determined at the time of his termination of employment, shall be contingent upon his prior agreement with and signature to a complete release and hold harmless agreement (in the form satisfactory to the Employer) which shall completely release the Employer, its parent, affiliates, subsidiaries, officers, directors and employees (collectively the “Released Parties” and individually a “Released Party”) and which shall forever waive all claims of any nature that Executive may have against any Released Party, including without limitation all claims arising out of his employment within the Employer or any of its subsidiaries or the termination of that employment.

6.
Restrictive Covenants.

(a)
During Executive’s employment with the Employer and for a period of one (1) year thereafter:

(i)
Executive shall not directly for himself or any third party, become engaged in any business or activity which is directly in competition with any services or products sold by, or any business or activity engaged in by, the Employer or any of its affiliates within the Republic of Kazakhstan; provided, however, that the provision shall not restrict Executive from owning or investing in an institution (including venture, partnership, or entity) so long as his aggregate holdings in any such institution do not exceed 10% of the outstanding capital stock of such institution.

(ii)
Executive shall not solicit any person who was a customer of the Employer or any of its affiliates, or solicit potential customers who are or were identified through leads developed during the course of employment with the Employer, or otherwise divert or attempt to divert any existing business of the Employer or any of its affiliates; and

(iii)
Executive shall not, directly for himself or any third party, solicit, induce, recruit or cause another person in the employment of the Employer or any of its affiliates to terminate such employee’s employment for the purposes of joining, associating, or becoming employed with any business or activity which is in competition with any services or products sold, or any business or activity engaged in, by the Employer or any of its affiliates.

(b)
Executive agrees that he will not, while employed with the Employer or at any time thereafter for any reason, in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation or other business entity, in any manner whatsoever, any confidential information or trade secrets concerning the business of the Employer, including, without limiting the generality of the foregoing, any customer lists or other customer identifying information, the techniques, methods or systems of the Employer’s operation or management, any information regarding its financial matters, or any other material information concerning the business of the Employer, its manner of operation, its plan or other material data. The provisions of the Section 9(b) shall not apply to (i) information that is public knowledge other than as a result of disclosure by Executive in breach of the Section 9(b), (ii) information disseminated by the Employer to third parties in the ordinary course of business, (iii) information lawfully received by Executive from a third party who, based upon inquiry by him, is not bound by a confidential relationship to the Employer, or (iv) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over Executive.

(c)
Executive agrees that he will not, while employed with the Employer or at any time thereafter for any reason, in any fashion, form or manner, either directly or indirectly, disparage or criticize the Employer, or otherwise speak of the Employer, in any negative or unflattering way to anyone with regard to any matters relating to his employment by the Employer or the business or employment practices of the Employer. The Employer agrees that it will not, in any fashion, form or manner, either directly or indirectly, disparage or criticize Executive or otherwise speak of Executive in any negative or unflattering way to anyone with regard to any matters relating to his employment with the Employer. The Section shall not operate as a bar to (i) statements reasonably necessary to be made in any judicial, administrative or arbitral proceeding, or (ii) internal communications between and among the employees of the Employer with a job-related need to know about the Agreement or matters related to the administration of the Agreement.

(d)
Executive understands that in the event of a material violation of any provision of the Section 6 as determined in good faith by the Employer’s Board of Directors, the Employer shall have the right to seek injunctive relief, in addition to any other existing rights provided in the Agreement or by operation of law, without the requirement of posting bond. Following such determination the Employer may also suspend future payments of the severance payments and benefits provided under the Agreement, provided, however, that the Employer shall provide him with written notice of such suspension at least fifteen (15) days prior to the date of such suspension. The remedies provided in the Section 6(d) shall be in addition to any legal or equitable remedies existing at law or provided for in any other agreement between Executive and the Employer or any of its affiliates, and shall not be construed as a limitation upon, or as an alternative or in lieu of, any such remedies. If any provisions of Section 6 shall be determined by a court of competent jurisdiction to be unenforceable in part by reason of it being too great a period of time or covering too great a geographical area, it shall be in full force and effect as to that period of time or geographical area determined to be reasonable by the court.

(e)
Executive agrees that the provisions of Section 6 shall extend to any offices or facilities of any Employer business that becomes an affiliate of or successor to the Employer or any of its affiliates.

7.
Additional Covenants of Executive.

(a)
Employee Work.  All written and graphic materials, computer software, inventions, discoveries, patents, patent applications developed, authored, prepared, conceived or made by Executive during the term of his employment hereunder and which are related to or are the product of the tasks, assignments and performance by him of the duties of his employment and relate to the Business (defined below) of the Employer or any of its affiliates (collectively, “Employee Work”) shall be the sole property of the Employer and, to the extent applicable, shall be “work made for hire” under and as defined in the Copyright Act of 1976, 17 U.S.C. §1 et seq.  For purposes of the subsection (a), the term “Business” shall mean providing and/or developing of Employer’s business.  Executive hereby agrees to disclose promptly to the Employer all Employee Work and hereby agrees to assign to the Employer all right, title and interest in and to such Employee Work and shall execute all such documents and instruments as the Employer may reasonably determine are necessary or desirable in order to give effect to the subsection or to preserve, protect or enforce the Employer’s rights with respect to any Employee Work.

(b)
Return of Employer Property.  Promptly after termination of Executive’s employment hereunder for any reason, Executive or his personal representative shall return to the Employer all property of the Employer then in his possession, including without limitation papers, documents, computer disks, vehicles, keys, credit cards and confidential information, and shall neither make nor retain copies of the same.

8.
Representations and Warranties of Executive.

Executive hereby represents and warrants to the Employer that he is not a party to or otherwise subject to or bound by any contract, agreement, understanding, legal proceeding, order, judgment, or otherwise which would limit or otherwise adversely affect his ability to serve as CEO or to otherwise perform his duties hereunder or which would be breached or violated by his execution and delivery of the Agreement or by the performance of his duties hereunder. Executive further represents and warrants that his employment by the Employer will not require him to disclose or use any confidential information belonging to prior employers or other persons or entities.

9.
Notice.

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when:

(i) delivered by hand (with written confirmation of receipt),

(ii) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or

(iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Employer:

Attention:           Mirgali Kunayev, Chairman of the Board
     Caspian Services, Inc.

Facsimile No.: + 1 801 746 3701

With a copy to: Caspian Services Inc.,
   Attc: Corporate Secretary
   257 E 200 S STE 490
   Salt Lake City, Utah, 84111

If to Executive:  by mailing to the last known address delivered to the Employer by the Executive in writing.

10.
Arbitration and Jurisdiction.

The parties hereby specifically agree that any controversy or claim arising out of or relating  to the Employment Agreement, or the breach thereof, shall be finally resolved by arbitration administered by the American Arbitration Association  under its Employment Dispute Resolution Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. There shall be three arbitrators, named in accordance with such rules.  Absent the agreement between the Employer and Executive at the time of such dispute, arbitration shall be conducted in English language in Salt Lake City, Utah in accordance with the Unites States Arbitration Act and the arbitrators shall decide the dispute in accordance with the substantive law of the State of Utah, however, application of the Labor Code of Republic of Kazakhstan, dated May 15, 2007 as amended at the Effective Date shall be given a full due consideration where applicable under this Agreement. Any action or proceeding seeking to enforce arbitration under Section 10 or enforce any arbitration award under Section 10, may be brought against either of the parties in the courts of the State of Utah, County of Salt Lake, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Utah, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

11.
Miscellaneous.

The validity or enforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.  The Agreement embodies the entire Agreement between the parties hereto and supersedes any and all prior or contemporaneous, oral or written understandings, negotiations, or communications on behalf of such parties.  The Agreement may be executed in several counterparts, each of which shall be deemed original, but all of which together shall constitute one and the same instrument.  The Agreement may be delivered by telefax, and such telefax copy shall be as effective as delivery of a manually executed counterpart.  The waiver by either party of any breach or violation of any provision of the Agreement shall not operate or be construed as a waiver of any subsequent breach or violation hereof.  All compensation and benefits provided in the Agreement shall, to the extent required by law, be subject to federal, state, and local tax withholding.  The Agreement is executed in and shall be governed by and construed in accordance with the laws of the State of Utah without giving effect to any conflict of laws provision.  The Agreement shall be amended only by written agreement of both parties hereto.

Executive to the extent allowable by law, waives any right to claim in addition to the compensation and severance provided in accordance with this Agreement, any additional compensation, reimbursement, benefits, social insurance, unemployment or termination benefits or any other benefits that he may otherwise become entitled to as a matter of law or contract due to him at a Employer’s subsidiary or from any Employee affiliate during the Term of this Agreement.

Executive agrees that any statutory termination, unemployment, loss of employment social security benefits, and/or any other similar benefits the Executive may otherwise be entitled in accordance with the statutory regulations in the Employment location shall be reduced by the amount of compensation and severance paid or provided to the Executive in accordance with this Agreement.

In the event the Executive initiates any action arising out of or relating to his employment with the Employer or seeks any remedy, other than provided under this Agreement, such action and remedy shall be deemed to be an exclusive election by the Executive and no other or additional right or remedy will available to the Executive under the terms of this Agreement.

Executive agrees that a final judgment or award in any claim brought under this Agreement or under employment with the Employer or with any Employer subsidiaries by Executive against the Employer or any of its subsidiaries in the Republic of Kazakhstan will serve as a complete defense against any concurring, future or subsequent claims brought by the Executive or on his behalf under this Agreement in any other jurisdiction or country, including the United States of America without limitation.

12.
Survival.  Notwithstanding the termination of the Agreement, the provisions which specify continuing obligations, compensation and benefits, and rights shall remain in effect until such time as all such obligations are discharged, all such compensation and benefits are received, and no party or beneficiary has any remaining actual or contingent rights under the Agreement.

13.
Successors; Binding Agreement.

(a)
The Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the businesses or assets of the Employer to expressly assume and agree to perform the Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.  Failure by the Employer to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of the Agreement.  As used in the Agreement, the “Employer” shall mean the Employer as defined previously and any successor to its respective businesses or assets as aforesaid which assumes and agrees to perform the Agreement by operation of law or otherwise.

(b)
The Agreement shall inure to the benefit of, and be enforceable by, Executive and the Employer, and their respective personal or legal representatives, executors, administrators, heirs, distributors, devisees, legatees, successors and permitted assigns.  If Executive should die after a Notice of Termination is delivered by him, or following termination of his employment without Cause, and any amounts would be payable to Executive under the Agreement if he had continued to live, all such amounts shall be paid in accordance with the terms of the Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate.

14.
Assignment.

 The Agreement shall not be assignable by either party hereto, except by the Employer to any successor in interest to the business of the Employer, provided that the Employer (if it remains a separate entity) shall remain fully liable under the Agreement for all obligations, payments and otherwise.

15.
No Mitigation or Offset.

In the event of termination of Executive’s employment, he will be under no obligation to seek other employment and there will be no offset against any payment or benefit provided for in the Agreement on account of any remuneration or benefits from any subsequent employment that he may obtain.

16.
Legal Fees.

The Employer shall reimburse Executive for all reasonable legal fees and expenses incurred by him in attempting to obtain or enforce rights or benefits provided by the Agreement, if, with respect to any such right or benefit, he is successful in obtaining or enforcing such right or benefit (including by negotiated settlement).

17.
Recovery of Bonuses and Incentive Compensation.

(a)
Notwithstanding anything in the Agreement to the contrary, all bonuses and incentive compensation paid hereunder (whether in stock or in cash) shall be subject to recovery by the Employer in the event that such bonuses or incentive compensation is based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues, or gains) or other materially inaccurate performance metric criteria; provided that a determination as to the recovery of a bonus or incentive compensation shall be made within twelve (12) months following the date such bonus or incentive compensation was paid.

(b)
In the event that the Board determines by at least a majority vote that a bonus or incentive compensation payment to Executive is recoverable, Executive shall reimburse all or a portion of such bonus or incentive compensation, to the fullest extent permitted by law, as soon as practicable following written notice to him by the Employer of the same.

SIGNATURES

CASPIAN SERVICES, INC.

By: _________________
Name: Mirgali Kunayev
Title: Chairman of the Board

  EMPLOYEE:
By: ________________
Name: Alexey Kotov